FOR IMMEDIATE RELEASE
  JURIS TRAVEL CHANGES ITS NAME TO DOGS INTERNATIONAL AND TICKER SYMBOL TO
                                   "DOGN"
Company Press Release
LAS VEGAS-- (BUSINESS WIRE)-March 28, 2003-Juris Travel (OTC: BB-JTVL) today announced that on March 24th its majority stockholder consented to and approved amending JTVL's Articles of Incorporation to change its name to DOGS International. In conjunction with the name change, JTVL's OTC:BB ticker symbol changed to "DOGN."

The name change was prompted by a change in primary business direction that resulted from the acquisition of certain intellectual property rights on March 14, 2003.

DOGN will now focus its efforts on building/acquiring a chain of upscale pet care facilities under the name "Bed & Biscuit InnT". Bed & Biscuit Inns are to be designed to offer a wide range of services including, indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash playgrounds and training facilities, and a bakery/cafe. In addition, DOGN plans to have Groomingdale's, an onsite pet grooming facility, at each location.

DOGN will continue to provide travel related services, however will focus these services towards pet owners and the special needs of their beloved pets.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the Company's ability to acquire or build any facilities, the actual services that will be available at a facility, the acceptance of the Company's new business plan, the competitive environment within the pet care industry, the Company's ability to raise additional capital, the extent and cost-effectiveness with which the Company is able to develop or acquire facilities, and the market acceptance and successful technical and economic implementation of the Company's program.

Contact:

      Elite Capital Partners
      Dominic Alvarez
      949-798-6128